UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 5, 2013

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35423	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600
Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 5, 2013, SunCoke Energy, Inc. (the “Company”) announced that it had entered into a 10-year extension of its existing contract, between the Company’s Indiana Harbor Coke Company, L.P. subsidiary and ArcelorMittal USA, to provide 1.22 million tons of metallurgical coke annually to ArcelorMittal from the Company’s Indiana Harbor cokemaking operation located in East Chicago, Indiana.

Key provisions of the extension agreement, which takes effect October 1, 2013, are substantially similar to the existing agreement, including continuing the pass-through of coal costs, reimbursement of operating and maintenance expenses subject to certain metrics, and a pricing adjustment per ton of coke produced to recognize the approximately $85 million in new capital being deployed to refurbish and upgrade the Company’s Indiana Harbor cokemaking facility.

The foregoing brief description of the extension agreement is qualified in its entirety by reference to the extension agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2013.

The press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	SunCoke Energy, Inc. press release (September 3, 2013).

Safe Harbor Statement

Statements contained in this report, or the exhibits to this report, that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

By:	/s/ Mark E. Newman
Mark E. Newman Senior Vice President and Chief Financial Officer

Date: September 5, 2013